AMENDMENT AGREEMENT NO.1

Among

Nextel TELECOMUNICAÇÕES Ltda.
as Borrower under the Sinosure Credit Agreement

THE GUARANTORS SIGNATORIES HERETO
as Guarantors under the Sinosure Credit Agreement
CHINA DEVELOPMENT BANK CORPORATION
as Lender, Administrative Agent and Arranger under the Sinosure Credit Agreement

Dated as of September 25, 2013

Table of Contents

SECTION 1.	DEFINITIONS AND RULES OF INTERPRETATION. 2

1.1	Defined Terms 2

1.2	Rules of Interpretation 2

SECTION 2.	AMENDMENTS TO THE SINOSURE CREDIT AGREEMENT. 2

2.1	Amendments to Appendix A of the Sinosure Credit Agreement 3

2.2	Amendments to Section 5 (Covenants) of the Sinosure Credit Agreement 9

2.3	Amendments to Section 7 (Events of Default and Remedies) of the Sinosure Credit Agreement 11

SECTION 3.	ACKNOWLEDGMENT. 11

SECTION 4.	EFFECTIVENESS. 11

SECTION 5.	CONDITIONS PRECEDENT. 12

5.1	Parent Guaranty 12

5.2	Shareholder Undertaking 12

5.3	Legal Opinions 12

5.4	Charter Documents 12

5.5	Costs and Expenses 13

SECTION 6.	TRANSLATION AND REGISTRATION. 14

SECTION 7.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS. 14

SECTION 8.	NO WAIVER. 14

SECTION 9.	MISCELLANEOUS. 14

EXHIBIT A    FORM OF PARENT GUARANTY
EXHIBIT B    FORM OF CONFIRMATION LETTER

AMENDMENT AGREEMENT NO.1 (this “Amendment”), dated as of September 25, 2013, among (i) Nextel TELECOMUNICAÇÕES Ltda., a limited liability company (sociedade limitada) organized and existing under the laws of Brazil in its capacities as borrower (the “Borrower”) under the Sinosure Credit Agreement (as defined below), (ii) the persons listed as guarantors on the signature pages hereto in their capacities as guarantors (the “Guarantors”) under the Sinosure Credit Agreement and (iii) CHINA DEVELOPMENT BANK CORPORATION in each of its capacities as lender (in such capacity, the “Lender”), administrative agent (in such capacity, the “Administrative Agent”) and arranger (in such capacity, the “Arranger”) under the Sinosure Credit Agreement.
W I T N E S S E T H:
WHEREAS, the Borrower, the Guarantors, the Lender, the Administrative Agent and the Arranger are parties to a US$250,000,000 credit agreement dated as of April 20, 2012, which is supported by the Sinosure Insurance (the “Sinosure Credit Agreement”); and
WHEREAS, the Borrower has notified the Administrative Agent of its intention to enter into a series of Permitted Sale Leaseback Transactions and has requested that the Lender agree to amend certain terms and conditions of the Sinosure Credit Agreement to facilitate the consummation of these transactions;
NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1.Defined Terms
Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in Appendix A (Defined Terms and Rules of Interpretation) of the Sinosure Credit Agreement, as amended hereby.
1.2.Rules of Interpretation

The rules of interpretation set forth in Appendix A (Defined Terms and Rules of Interpretation) of the Sinosure Credit Agreement shall apply to this Amendment, mutatis mutandis.

SECTION 2. AMENDMENTS TO THE SINOSURE CREDIT AGREEMENT.

2.1.Amendments to Appendix A of the Sinosure Credit Agreement

(a)The following definitions shall be added in the appropriate alphabetical positions in the Sinosure Credit Agreement:

“Amendment No.1” shall mean the Amendment Agreement No.1 dated as of September 25, 2013 entered into among the Borrower, the Guarantors, the Lender, the Administrative Agent and the Arranger.
“Amendment Effective Date” shall have the meaning given to it as Effective Date under the Amendment No.1.
“Distribution” shall mean:

(a)    the declaration, making or payment by the Borrower of any dividend, charge, fee, Interest on Equity or other distribution (or interest on any unpaid dividend, charge, fee, or other distribution) (whether in cash or in kind) on or in respect of its Equity Interest (or any class of its Equity Interest);
(b)    the repayment or distribution by the Borrower of any share premium reserve; or
(c)    the redemption, repurchase, defeasance, retirement or repayment by the Borrower of any of its Equity Interest or resolve to do so.

“Ground Rent” shall mean the monthly rent, fee or similar charge (including any value added tax, such as PIS/COFINS, or similar tax or governmental assessment or charge levied on the gross revenue derived from such payments, to the extent borne by Borrower and/or any of its Consolidated Subsidiaries as part of or together with the relevant Leaseback Rent amount) payable by the purchaser (or any of its Affiliates or any successor to or permitted assignee of purchaser or any of its Affiliates) of the Telecommunications Towers pursuant to a Permitted Sale Leaseback Transaction to the “lessor”, “sublessor”, “landlord”, “licensor”, “sublicensor”, “assignor” or similar Person under the appropriate lease, sublease, license, assignment and or similar agreement pursuant to which such purchaser (as assignee from the Borrower or any of its Consolidated Subsidiaries) is entitled to use ground or rooftop space for the maintenance, use, and installation of the purchased Telecommunication Towers.
“Interest on Equity” shall mean a distribution of interest by the Borrower on its Equity Interest to its shareholders pursuant to Law 9249/95 and Law 9430/96 of Brazil, as may be amended or replaced from time to time.
“Leaseback Rent” shall mean the monthly rents, fees or similar charges (including any amount included in or paid together with any such rents, fees or similar charges representing any value added tax, such as PIS/CONFINS or similar tax amount or governmental assessment or charge amount levied on the gross revenue derived from such payments) payable by the Borrower and/or any of its Consolidated Subsidiaries to the purchaser (or any of its Affiliates or any successor to or permitted assignee of purchaser or any of its Affiliates) of the Telecommunications Towers pursuant to a Permitted Sale Leaseback Transaction.
“Management Fee”    shall mean any advisory, management, licensing, royalty or other fee paid by the Borrower and its Consolidated Subsidiaries to the Parent and its Affiliates as consideration for services rendered and the assignment, licensing and/or sublicensing of intangible assets (i) in the ordinary course of the Borrower’s (and such Affiliate’s) business and (ii) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
“Parent Guaranty” shall mean the guaranty agreement dated on or about the date of the Amendment No. 1, entered into among the Parent, the Administrative Agent and the Non-Sinosure Administrative Agent, for the benefit of the Financing Parties.
“Permitted Distribution” shall mean:
(a)any Distribution by the Borrower during the Waiver Period meeting the following requirements:

(i)the Borrower (x) has complied as of each of the two Calculation Dates immediately preceding the proposed date of such Distribution and (y) after giving effect to such Distribution on a pro forma basis, has complied as of the Calculation Date immediately preceding the proposed date of such Distribution, in each case, with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio) (regardless of whether such Distribution is made before or after June 30, 2015);

(ii)the Borrower has paid irrevocably and unconditionally, in the calendar year of the proposed Distribution, all amounts payable under this Agreement to the Financing Parties for such calendar year; and

(iii)the Borrower remains in compliance with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio) (regardless of whether such Distribution is made before or after June 30, 2015) on each of the next two (2) Calculation Dates following such Distribution, provided however that any Default incurred under or in connection with this sub-paragraph (iii) can be cured in accordance with paragraph (d) of Section 7.1 (Events of Default) by way of cash subscriptions for Equity Interests and/or cash advances of Subordinated Restricted Intercompany Indebtedness by the Parent or any of its Consolidated Subsidiaries in the necessary amounts which, at the discretion of the Borrower, shall either increase Consolidated EBITDA for the applicable period or reduce Net Debt on the applicable Calculation Date to be in compliance with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio); and

(iv)without prejudice to the above sub-paragraph (iii), no Default is continuing or would occur immediately after the making of such Distribution; and

(b)any Interest on Equity declared by the Borrower or any declaration of a Distribution by the Borrower, in any case, as long as the amount declared is not paid (other than any applicable taxes under the Brazilian Laws) and is within three (3) Business Days contributed back to the Borrower by way of subscriptions for Equity Interests.

“PIS/COFINS” shall mean social contributions on gross revenue set forth on Brazilian Laws 9718/1998, 10637/2002 and 10833/2002, as may be amended or replaced from time to time.

“Sale Leaseback Transaction” shall mean any transaction or series of transactions or arrangements pursuant to which the Borrower and/or any of its Subsidiaries sells or otherwise transfers (directly or through special purpose entities) for value any of its Telecommunications Towers and as part of such transaction, thereafter rents, leases, licenses and/or takes assignment of such Telecommunications Towers.

“Waiver Period” shall mean the period commencing on the Amendment Effective Date and ending on June 30, 2015.

(b)The following definitions shall be amended to read in their entirety as follows:

“Consolidated EBITDA” shall mean, for any period, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with Brazilian GAAP), the sum of the following: (a) Consolidated Operating Income plus (b) to the extent deducted in determining Consolidated Operating Income, the sum of (i) all amounts properly charged for depreciation of Fixed Property and amortization of Intangible Property for such period on the consolidated books of the Borrower and its Consolidated Subsidiaries, plus (ii) Consolidated Interest Expense for such period, plus (iii) income tax expense, plus (iv) all other non-cash expenses, plus (v) the Management Fees paid during the Waiver Period in accordance with paragraph (c)(i) of Section 5.24 (Dividends and Share Redemption), plus (vi) accrued but unpaid Management Fees, minus (c) non-cash gains, to the extent included in determining Consolidated Operating Income.
“Financing Documents” shall mean, collectively, this Agreement, the Amendment No.1, the Guaranty, the Parent Guaranty, the Shareholder Undertaking, the Security Documents, the Fee Letter, each Notice of Borrowing, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and any other document designated from time to time as such and as agreed by the Borrower and the Administrative Agent.
“Permitted Related Party Transactions” shall mean:

(a) transactions between the Borrower and an Affiliate of the Borrower for the provision of intercompany services and assignment, licensing and/or sublicensing agreements, provided that such intercompany agreements are made (i) in the ordinary course of the Borrower’s (and such Affiliate’s) business, (ii) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, and (iii) to comply with, if any, the conditions for related party transactions adopted by the board of directors or equivalent corporate governing body of the Borrower and the relevant Affiliate;

(b) a Permitted Disposal;

(c) a merger permitted under Section 5.13(a);

(d) the Distributions made in accordance with Section 5.24 (Dividends and Share Redemption), and
(e) applicable under the Waiver Period only, payments made to the Parent or its Subsidiaries under any stock chargeback agreement as reimbursements of payments made by the Parent or its Subsidiaries on behalf of the Borrower or its Subsidiaries provided that such payments may not exceed US$8,000,000 on a yearly basis during the Waiver Period.
“Permitted Sale Leaseback Transaction” shall mean any Sale Leaseback Transaction meeting the following requirements:
(a)the sales proceeds received by the Borrower and/or its Consolidated Subsidiaries (excluding transaction expenses reasonably incurred in respect of such Sale Leaseback Transaction) shall be applied toward the funding of the operational needs and network deployment of the Borrower and/or each Obligor;

(b)in relation to the initial closing of the Sale Leaseback Transaction, the sales proceeds received by the Borrower and/or its Consolidated Subsidiaries (excluding transaction expenses reasonably incurred in respect of such Sale Leaseback Transaction) exceed the amount equal to nine (9) times (i) the annualized Leaseback Rent (provided the Leaseback Rent excludes Ground Rent) or (ii) the difference between the annualized Leaseback Rent and the annualized Ground Rent (provided the Leaseback Rent includes Ground Rent); all such annualized rents are determined as of the initial closing date (and prorated, when applicable) of the appropriate Permitted Sale Leaseback Transaction;

(c)in relation to any deferred closing of the Sale Leaseback Transaction, the aggregate sales proceeds received by the Borrower and/or its Consolidated Subsidiaries in respect of such Sale Leaseback Transaction (excluding transaction expenses reasonably incurred in respect of such Sale Leaseback Transaction) and all previous (but closed after June 1, 2013) Permitted Sale Leaseback Transactions shall exceed the amount equal to nine (9) times (i) the annualized Leaseback Rent (provided the Leaseback Rent excludes Ground Rent) or (ii) the difference between the annualized Leaseback Rent and the annualized Ground Rent (provided the Leaseback Rent includes Ground Rent); all such annualized rents are determined as of the applicable closing date (and prorated, when applicable) of the applicable Permitted Sale Leaseback Transaction;

(d)(i) the annualized Leaseback Rent (provided the Leaseback Rent excludes Ground Rent) or (ii) the difference between the annualized Leaseback Rent and the annualized Ground Rent (provided the Leaseback Rent includes Ground Rent) payable by the Borrower and/or its Subsidiaries for each calendar year other than the first full calendar year of any such Sale Leaseback Transaction does not exceed such annualized rents payable for the immediately preceding calendar year as adjusted (A) by the official inflation rate (Índice Nacional de Preços ao Consumidor Amplo - IPCA) for such immediately preceding year, or (B) in accordance with the terms and conditions contemplated in the relevant Sale Leaseback Transaction, or (C) as a result of the exercise of any landlord right under Brazilian applicable legislation;

(e)in connection with any such Sale Leaseback Transaction, (i) the annualized Leaseback Rent (provided the Leaseback Rent excludes Ground Rent) or (ii) the difference between the annualized Leaseback Rent and the annualized Ground Rent (provided the Leaseback Rent includes Ground Rent) is treated in accordance with Brazilian GAAP   as a capital lease or a financing transaction constituting Consolidated Indebtedness; and

(f)no Default is continuing or would occur immediately after the consummation of any such Sale Leaseback Transaction.

“Permitted Liens” shall mean, with respect to any of the Obligors,
(a)with respect to the Fiduciary Assigned Assets, the Liens (i) created or expressed to be created pursuant to the Fiduciary Assignment, or (ii) the “permitted liens” as defined under Section 5.1(g) of the Fiduciary Assignment (“Guarantee Permitted Liens”);

(b)with respect to any Property (other than the Fiduciary Assigned Assets) of any of the Obligors:
i.the Transaction Lien;

ii.Liens for taxes, assessments and governmental charges or levies on such Obligor that are not yet delinquent or due or which are being contested in good faith by appropriate actions or proceedings; provided that adequate reserves with respect thereto are maintained in accordance with Brazilian GAAP on the books of such Obligor;

iii.Liens arising by operation of law in the ordinary course of business and not for borrowed money securing obligations that are not overdue for a period of more than thirty (30) days;

iv.Liens incurred in connection with workers’ compensation claims, unemployment insurance, social security benefits and similar legislation or to secure public or statutory obligations;

v.Liens in favor of any Governmental Authority of Brazil arising from the bidding or acquisition of radio spectrum licenses that are necessary, complementary or ancillary for the Borrower’s telecommunications business to the extent required by applicable laws or applicable auction rules and regulations;

vi.Liens on any Fixed Property or Intangible Property (excluding the Licenses) acquired (i) during the period between March 31, 2011 and the Amendment Effective Date or (ii) after the end of the Waiver Period;

vii.Liens on any Fixed Property or Intangible Property (excluding the Licenses) acquired during the Waiver Period, (A) as collateral on assets acquired, or the purchase price being reimbursed, with a development bank financing of not more than R$100,000,000 (One Hundred Million Brazilian Reais) provided by the Banco Nacional de Desenvolvimento Econômico e Social (BNDES); or (B) provided that the Borrower has complied as of the Calculation Date immediately preceding the proposed date of creation of such Lien and will remain in compliance on each of the next two Calculation Dates thereafter with the financial ratios under paragraph (b) and (c) of Section 5.22 (Financial Ratio) (regardless of whether such lien is created before or after June 30, 2015);

viii.easements, rights-of-way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purposes;

ix.Liens in favor of any other Obligor;

x.Liens to secure the performance of bids, tenders or other contracts (other than contracts for any Indebtedness) to the extent required in the ordinary course of business;

xi.Liens on any other Property of such Obligor; provided that such Liens are also created in favor of the Security Agent (for the benefit of the Financing Parties) on a pari passu basis; and

xii.Liens on receivables generated after March 31, 2011 and Property existing as of March 31, 2011 (excluding the Licenses) other than the Properties that are subject to Liens described in items (a) and (b)(i) through (b)(xi) above the aggregate book value of which is, at any time, no more than the greater of (A) four-hundred-fifty million US Dollars (US$450,000,000) less the book value of such Properties that are subject to Permitted Sale Leaseback Transactions and (B) (x) 10% of the difference between the Total Assets and the aggregate book value of Properties (existing as of March 31, 2011) subject to Liens described in items (a)(i), (b)(i), (b)(vi), (b)(vii), (b)(x) and (b)(xi) above minus (y) the book value of such Properties that are subject to the Permitted Sale Leaseback Transactions.

2.2.Amendments to Section 5 (Covenants) of the Sinosure Credit Agreement

(a)Section 5.22 (Financial Ratio) of the Sinosure Credit Agreement shall be amended to read in its entirety as follows:

“(a)    The Borrower shall maintain (i) a Net Debt to Consolidated EBITDA ratio of no greater than 4.0 to 1.0, (ii) a Net Debt to Total Net Worth ratio of no greater than 2.5 to 1.0, and (iii) a Consolidated EBITDA to Consolidated Interest Expense ratio of no less than 2.0 to 1.0, in any case, as tested as of each Calculation Date falling between June 30, 2013 (inclusive) and June 30, 2015 (inclusive) for each period of twelve (12) months ending on such Calculation Date.
(b)    The Borrower shall maintain (i) a Net Debt to Consolidated EBITDA ratio of no greater than 2.5 to 1.0, (ii) a Net Debt to Total Net Worth ratio of no greater than 2.0 to 1.0, and (iii) a Consolidated EBITDA to Consolidated Interest Expense ratio of no less than 3.0 to 1.0., in any case, as tested as of each Calculation Date falling after June 30, 2015 (exclusive) for the period of twelve (12) months ending on such Calculation Date.
(c)     The Borrower shall ensure that the amount of the Consolidated Cash Balance shall be (i) no less than US$100,000,000 as tested as of each Calculation Date falling in the period when the sum of the outstanding principal amount of all the Loans is more than US$100,000,000, and (ii) no less than the then outstanding principal amount of all the Loans as tested as of each Calculation Date falling after the sum of the outstanding principal amount of all the Loans falls below US$100,000,000.”
(b)Section 5.24 (Dividends and Share Redemption) of the Sinosure Credit Agreement shall be amended to read in its entirety as follows:

“(a)    During the Wavier Period, the Borrower shall not make any Distribution except for the Permitted Distribution.
(b)    After the end of the Waiver Period, the Borrower shall not make any Distribution, unless:
i.no Default is continuing or would occur immediately after the making of any such payment;

ii.the Borrower has complied and will continue to comply, on a pro forma basis, with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio); and

iii.in any given fiscal year, all amounts payable under this Agreement to the Financing Parties for such fiscal year have been irrevocably and unconditionally paid.”

(c)    During the Waiver Period, the Borrower shall not pay any Management Fee except for any Management Fee meeting the following requirements:

(i) (A) the amount of such Management Fee does not exceed the aggregate amount of cash subscriptions for Equity Interests and/or cash advances of Subordinated Restricted Intercompany Indebtedness by the Parent or any of its Consolidated Subsidiaries within the period of two (2) months prior to the proposed date of payment of such Management Fee and (B) no Default is continuing or would occur immediately after the payment of such Management Fee; or

(ii) the Borrower:

(A)has complied as of each of the two Calculation Dates immediately preceding the proposed date of payment of such Management Fee and after giving effect to such payment on a pro forma basis, has complied as of the Calculation Date immediately preceding the proposed date of payment of such Payment Fee, in each case, with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio) (regardless of whether such payment is made before or after June 30, 2015);

(B)remains in compliance with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio) (regardless of whether such payment is made before or after June 30, 2015) on each of the next two (2) Calculation Dates following the payment of such Management Fee, provided however that any Default incurred under or in connection with this sub-paragraph (B) can be cured in accordance with paragraph (d) of Section 7.1 (Events of Default) by way of cash subscriptions for Equity Interests and/or cash advances of Subordinated Restricted Intercompany Indebtedness by the Parent or any of its Consolidated Subsidiaries in the necessary amounts which, at the discretion of the Borrower, shall either increase Consolidated EBITDA for the applicable period or reduce Net Debt on the applicable Calculation Date to be in compliance with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio); and

(C) without prejudice to the above sub-paragraph (B), no Default is continuing or would occur immediately after the payment of such Management Fee.

2.3.Amendments to Section 7 (Events of Default and Remedies) of the Sinosure Credit Agreement
(a)Section 7.1 (Events of Default) of the Sinosure Credit Agreement shall be amended by incorporating Section 7.1(r) to read in its entirety as follows:

“(r) Parent Guaranty. There has been a breach under or default of the Parent Guaranty which breach or default has or could reasonably be expected to have a Material Adverse Effect.”

SECTION 3. ACKNOWLEDGMENT.
Each Party to this Amendment hereby acknowledges and agrees that the terms and conditions of each of the Financing Documents in effect as of the date hereof shall continue in full force and effect unchanged except as amended and supplemented hereby.

SECTION 4. EFFECTIVENESS.

Notwithstanding anything in this Amendment to the contrary, this Amendment shall become effective on the date on which (i) this Amendment has been executed by all Parties hereto and (ii) each of the conditions precedent set forth in Section 5 (Conditions Precedent) shall have been fulfilled in a manner satisfactory to the Administrative Agent or have been waived in writing by the Administrative Agent in its sole discretion (the “Effective Date”).

SECTION 5. CONDITIONS PRECEDENT.

On or prior to the Effective Date, the Administrative Agent shall have received the following, each of which shall be in form and substance satisfactory to the Administrative Agent (acting on the instructions of all Lenders):
5.1.Parent Guaranty

The Parent Guaranty, substantially in the form of Exhibit A, shall have been executed and an original has been delivered by each Party thereto.
5.2.Shareholder Undertaking

The Administrative Agent shall have received a confirmation letter, substantially in the form of Exhibit B signed by an authorized officer of the Parent confirming that the Shareholder Undertaking shall continue in full force and effect.

5.3.Legal Opinions

The Administrative Agent shall have received a copy of the following legal opinions, which legal opinions shall be dated the Effective Date and addressed to each Financing Party:
a.the legal opinion of White & Case LLP, New York counsel to the Administrative Agent and the Lenders, as to matters of enforceability of the Amendment under New York law;

b.the legal opinion of Dias Carneiro Advogados, Brazilian counsel to the Administrative Agent and the Lenders, as to matters of due incorporation, due authorization of the execution, delivery, and performance of the Amendment with respect to each Obligor; and

c.the legal opinion of Morris James LLP, Delaware counsel to the Administrative Agent and the Lenders, as to matters of good standing, execution, delivery, and performance of the Parent Guaranty with respect to the Parent.

5.4.Charter Documents

The Administrative Agent shall have received the following documents, dated the Effective Date each certified as indicated below:
a.the Officer’s Certificate of the Borrower certifying that attached thereto is a true and com-plete copy of resolutions duly adopted by the board of directors (or other equiv-alent body) of the Borrower duly registered with São Paulo’s Board of Commerce (Junta Comercial do Estado do São Paulo); (A) approving the transactions contemplated by this Amendment; (B) authorizing the execution, deliv-ery and performance of this Amendment; and (C) authorizing a named person or persons to execute this Amendment and any documents to be delivered by the Borrower under this Amendment and dispatch all documents and notices to be signed and/or dispatched by the Borrower under or in connection with this Amendment, and that such resolutions have not been modified, rescinded or amended and are in full force and effect;

b.the Officer’s Certificate of each Guarantor certifying that attached thereto is a true and com-plete copy of resolutions duly adopted by the board of directors (or other equiv-alent body) of such Guarantor duly registered with the relevant Board of Commerce (Junta Comercial); (A) approving the transactions contemplated by this Amendment; (B) authorizing the execution, deliv-ery and performance of this Amendment; and (C) authorizing a named person or persons to execute this Amendment and any documents to be delivered by the Guarantor under this Amendment and dispatch all documents and notices t

o be signed and/or dispatched by the Guarantor under or in connection with this Amendment, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

c.the Officer’s Certificate of the Parent certifying that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other equiv-alent body) of the Parent (A) approving the transactions contemplated by the Parent Guaranty; (B) authorizing the execution, delivery and performance of the Parent Guaranty; and (C) authorizing a named person or persons to execute the Parent Guaranty and any documents to be delivered by the Parent under the Parent Guaranty and dispatch all documents and notices to be signed and/or dispatched by the Parent under or in connection with the Parent Guaranty, and that such resolutions have not been modified, rescinded or amended and are in full force and effect.
5.5.Costs and Expenses

The Borrower shall have paid or arranged for the payment of all reasonable costs and expenses incurred by any Financing Party (including Attorney Costs, subject to any agreed caps) in connection with the preparation, issuance, delivery, filing, recording and administration of this Amendment and any other documents which may be delivered in connection herewith or therewith. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in Brazil, the United States or China in connection with the execution, delivery, filing and recording of this Amendment or any other Financing Document, or any other document which may be deliv-ered in connection with this Amendment, and agrees to save the Financing Parties harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 6.	TRANSLATION AND REGISTRATION.

Within ninety (90) days as of the Effective Date of this Amendment, the Borrower shall deliver an original of this Amendment (A) duly notarized, (B) legalized with the competent Brazilian consulate at the place of execution, (C) sworn translated into Portuguese by a sworn translator registered with the Board of Commerce (Junta Comercial) and (D) registered with the Registry of Titles and Deeds (Cartório de Registro de Títulos e Documentos) of the city in which the Borrower is headquartered.

SECTION 7.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a)The Borrower and each Guarantor (as applicable) confirms to the Administrative Agent that the Repeating Representations of the Sinosure Credit Agreement are true and correct on and as of the Effective Date as if made on and as of such date and as if the references to “this Agreement” in that section were references to the Sinosure Credit Agreement as amended by this Amendment.

(b)    Each Guarantor agrees to the amendments contemplated by this Amendment and confirms that its obligations under the Financing Documents to which it is a party will not be released or diminished by the amendments or waivers contemplated herein.

SECTION 8. NO WAIVER.

Except as expressly provided in Section 2 (Amendments to the Sinosure Credit Agreement) of this Amendment, each of the Financing Documents shall remain unchanged and in full force and effect, and no provision of this Amendment shall be deemed (i) to be a consent, waiver or modification of any term or condition of the Financing Documents or any of the instruments or documents referred to therein or (ii) to prejudice any rights or remedies which any Financing Party may have now or in the future under or in connection with any of the Financing Documents.
SECTION 9. MISCELLANEOUS.

Section 10 (Miscellaneous) of the Sinosure Credit Agreement, including but not limited to Section 10.20 (Governing Law; Submission to Jurisdiction; Etc.), shall be incorporated into this Amendment as if set out in full herein, mutatis mutandis.
*                                   *                                   *

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.
NEXTEL TELECOMUNICAçÕES LTDA., as Borrower under the Sinosure Credit Agreement
Notice Address:
Avenida das Nações Unidas No. 14,171
Crystal Tower - 30th floor
Vila Gertrudes, City of São Paulo, State of São Paulo
Brazil 04795-100
Facsimile No.: 55-11-2145-2037
Email: financial.operations@nextel.com.br

with a copy to:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA 20190
Attention: Chief Commercial Counsel
Facsimile No: +1-703 390 7170
Email: financial.operations@nextel.com.br

On behalf of the Borrower under the Sinosure Credit Agreement

By: /s/ Natalia MiroQuesada
Name: Natalia MiroQuesada
Title: Commercial Counsel
Address: 1875 Explorer Street, Suite 1000, Reston, VA

WITNESSES
1. /s/ Larkia Bigby
Name: Larkia Bigby
ID:
2./s/ Thessalee Palmer
Name: Thessalee Palmer
ID:
STATE OF NEW YORK      )
                                                                : ss.
COUNTY OF NEW YORK )

On this 31st day of July, 2013, before me, a notary public within and for said State, personally appeared Natalia MiroQuesada, to me personally known who being duly sworn, did say that such person is Natalia MiroQuesada and an authorized signatory of NEXTEL TELECOMUNICAçÕES LTDA., which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said company.
IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal.
                                                                                                                                                                                                                                                                                                By /s/ Julian Entner
                                                                                                (Notary Public)
                                                                                                Name:  Julian Entner

My Commission Expires: July 29, 2014
(SEAL)

The Guarantors under the Sinosure Credit Agreement:

NEXTEL TELECOMUNICAÇÕES DE LONGA distância LTDA.
NEXTEL TELECOMUNICAÇÕES SMP LTDA.
RMD DO BRASIL S.A.
SUNBIRD participaÇÕES LTDA.
TELCOM TELECOMUNICAÇÕES DO BRASIL LTDA.
rádio MóVEL DIGITAL S.A.
SUNBIRD TELECOMUNICAÇÕES LTDA.

Notice Address for all Guarantors:

Avenida das Nações Unidas No. 14,171
Crystal Tower - 30th floor
Vila Gertrudes, City of São Paulo, State of São Paulo
Brazil 04795-100
Facsimile No.: 55-11-2145-2037
Email: financial.operations@nextel.com.br

with a copy to:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA 20190
Attention: Chief Commercial Counsel
Facsimile No: +1-703 390 7170
Email: financial.operations@nextel.com.br

On behalf of the Guarantors under the Sinosure Credit Agreement
By: /s/ Natalia MiroQuesada
Name: Natalia MiroQuesada
Title: Commercial Counsel
Address: 1875 Explorer Street, Suite 1000, Reston, VA

WITNESSES
1. /s/ Larkia Bigby
Name: Larkia Bigby
ID:
2./s/ Thessalee Palmer
Name: Thessalee Palmer
ID:

STATE OF NEW YORK      )
                                                                : ss.
COUNTY OF NEW YORK )

On this 31st day of July, 2013, before me, a notary public within and for said State, personally appeared Natalia MiroQuesada, to me personally known who being duly sworn, did say that such person is Natalia MiroQuesada and an authorized signatory of NEXTEL TELECOMUNICAÇÕES DE LONGA distância LTDA., NEXTEL TELECOMUNICAÇÕES SMP LTDA., RMD DO BRASIL S.A., SUNBIRD participaÇÕES LTDA., TELCOM TELECOMUNICAÇÕES DO BRASIL LTDA., rádio MóVEL DIGITAL S.A. and SUNBIRD TELECOMUNICAÇÕES LTDA., which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said companies.
IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal.
                                                                                                                                                                                                                                                                                                By /s/ Julian Entner
                                                                                                (Notary Public)
                                                                                                Name:  Julian Entner

My Commission Expires: July 29, 2014
(SEAL)CHINA DEVELOPMENT BANK CORPORATION, as Lender under the Sinosure Credit Agreement
Notice Address:
Address: 14th Floor, CITIC Tower, No. 1093 Shennan Zhong Road
Shenzhen 518031, China
Attention: Che Nan
Telephone No.: +86 (755) 2594 2783
Facsimile No.: +86 (755) 2598 7725

By: /s/ Wang Wezdong
Name: Wang Wezdong
Title: General Manager
CHINA DEVELOPMENT BANK CORPORATION, as Administrative Agent under the Sinosure Credit Agreement
Notice Address:
Address: 14th Floor, CITIC Tower, No. 1093 Shennan Zhong Road, Shenzhen 518031, P.R. China.
Attention: Che Nan

Telephone No.: +86 (755) 2594 2783
Facsimile No.: +86 (755) 2598 7725

By: /s/ Wang Wezdong
Name: Wang Wezdong
Title: General Manager
CHINA DEVELOPMENT BANK CORPORATION, as Arranger under the Sinosure Credit Agreement
Notice Address:
Address: 14th Floor, CITIC Tower, No. 1093 Shennan Zhong Road, Shenzhen 518031, P.R. China.
Attention: Che Nan
Telephone No.: +86 (755) 2594 2783
Facsimile No.: +86 (755) 2598 7725

By: /s/ Wang Wezdong
Name: Wang Wezdong
Title: General Manager